                                                                     Exhibit 2.1

                  AGREEMENT FOR PURCHASE AND SALE OF PROPERTY

                            AND ESCROW INSTRUCTIONS

                                BY AND BETWEEN

                           BOEING REALTY CORPORATION

                                      AND

                         POWERWAVE TECHNOLOGIES, INC.

                                      FOR

                           1801 E. ST. ANDREW PLACE

                             SANTA ANA, CALIFORNIA

                  AGREEMENT FOR PURCHASE AND SALE OF PROPERTY
                            AND ESCROW INSTRUCTIONS
                            -----------------------


          THIS AGREEMENT FOR PURCHASE AND SALE OF PROPERTY AND ESCROW INSTRUCTIONS (the "Agreement") is made as of May 9, 2000, by and between BOEING REALTY CORPORATION, a California corporation (successor in interest to McDonnell Douglas Realty Company) ("SELLER"), and POWERWAVE TECHNOLOGIES, INC., a Delaware corporation ("BUYER"), based upon the following facts:

                                 RECITALS
                                 --------

          A. SELLER is the owner of the Real Property (as hereinafter defined) and the Personal Property (as hereinafter defined) located in the City of Santa Ana (the "City"), County of Orange (the "County"), State of California, as more particularly described and/or depicted on Exhibit "A" attached hereto and
                                          -----------
incorporated herein by this reference. The Real Property and the Personal Property are referred to collectively in this Agreement as the "Property."

          B. BUYER desires to purchase the Property from SELLER and SELLER is willing to sell the Property to BUYER, all on the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the above-referenced facts, the mutual promises contained below and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, SELLER and BUYER agree as follows:


                                   ARTICLE I

                         AGREEMENT AND PURCHASE PRICE
                         ----------------------------

          1.1  Purchase and Sale of the Property.  SELLER hereby agrees to
               ---------------------------------
sell, transfer and assign all of its interest in the Property to BUYER, and BUYER hereby agrees to purchase same from SELLER, upon the terms and conditions set forth in this Agreement.

               (a) For purposes of this Agreement, "Real Property" shall mean:

                   (i) all that certain land located at 1801 E. St. Andrew Place, consisting of one parcel of land of approximately 18.64 acres (the "Larger Parcel") and an adjacent vacant parcel of land of approximately 3.28 acres, in the City of Santa Ana, County of Orange, State of California (collectively, the "Land");

                   (ii) all of SELLER's right, title and interest in and to all rights, privileges and easements appurtenant to and for the benefit of the Land, including, any rights of SELLER's in any minerals, oil, gas and other hydrocarbon substances on and under the Land, together with all of SELLER's interest in development rights, air rights, water, water rights and water stock relating to the Land and SELLER's interest, to the extent applicable to the Property, in any other easements, rights-of-way or appurtenances used in connection with the beneficial operation, use and enjoyment of the Land, the Improvements (as hereinafter defined), the Intangible Personal Property (as hereinafter defined) or any other appurtenance, together with all appurtenant rights in and to streets, sidewalks, alleys, driveways, parking areas and areas adjacent thereto or used in connection therewith, and all appurtenant rights (if any) in any land lying in the bed of any existing or proposed street adjacent to the Land;

                   (iii) all buildings, structures and other improvements located on the Land, including without limitation, the existing approximately 360,000 square foot building located on the Larger Parcel, including driveways, walkways and parking areas, comprising what is commonly known as Pacific Corporate Center (collectively, the "Improvements"); and

                   (iv) the heating, ventilating, air conditioning, compressed air, steam, plumbing, substations and electrical wiring systems, elevator(s), escalator(s) and all other systems and equipment designed and utilized for the maintenance and operation of the Improvements, including without limitation, spare parts and tools specifically designed and used exclusively for the maintenance or operation of such systems and equipment (collectively, the "Building Fixtures"), to the extent such Building Fixtures are owned by SELLER and presently located on the Real Property.

               (b) For purposes of this Agreement, "Personal Property" shall mean:

                   (i) all tangible personal property owned by SELLER and presently located on the Real Property and used solely in connection with the operation of the Real Property, including, without limitation, all such furniture, machinery, equipment, appliances, supplies, building materials and art work, as listed on Exhibit "J" attached hereto (the "Tangible Personal Property");

                   (ii) all engineering, soils, ground water, grading, architectural, roof and other non-proprietary reports and studies relating to the Real Property, and all building plans and specifications (including as-built drawings), owned by and in the possession or control of SELLER and directly relating to the Real Property or other items of the Personal Property, including, without limitation, all the Materials (as defined in Section 2.2); and

                   (iii) all intangible personal property (other than cash or accounts) owned by SELLER and directly relating to the Real Property or other items of the Personal Property, including, without limitation, all development rights, titles, interests, privileges and appurtenances; such of the contracts and service agreements (i.e., agreements pertaining to service, maintenance, management or operation of the Property, as listed on Exhibit "K" attached hereto, collectively, the "Contracts") as BUYER may wish to assume; all business licenses, permits and certificates; and all guarantees and warranties which SELLER has the right and power to assign; all to the extent that SELLER has the right and power to transfer/assign the foregoing without cost to SELLER and without the consent of third parties (the "Intangible Personal Property").

          1.2  Purchase Price.  The purchase price for the Property to be paid
               --------------
to SELLER by BUYER (the "Purchase Price") shall be Thirty-Five Million Five Hundred Thousand Dollars ($35,500,000).

          1.3  Terms of Payment.  BUYER's payment of the Purchase Price shall
               ----------------
be accomplished as follows:

               (a) Deposit.  Upon the full execution of this Agreement and the
                   -------
opening of the Escrow (as defined in Section 4.1), BUYER shall deposit into Escrow cash in the amount of One Million Dollars ($1,000,000) (the "Deposit"), which, except as specifically set forth in this Agreement, shall be non-refundable upon deposit unless the Closing fails to occur due to SELLER's default. Escrow Holder (as defined in Section 4.1) shall place the Deposit in an interest-bearing account and all earned interest shall accrue to BUYER's benefit. The Deposit and all earned interest shall be applied to the Purchase Price if the Closing occurs. The Deposit shall be retained by SELLER as liquidated damages if the Closing fails to occur due to BUYER's default under this Agreement, as described in Section 6.3. The Deposit shall be returned if this Agreement is terminated because of SELLER's default.

               (b) Balance.  The balance of the Purchase Price (plus BUYER's
                   -------
share of closing costs and prorations) shall be deposited by BUYER in Escrow, by cash or by wire transfer, at least one (1) day prior to the Closing (as defined in Section 4.2).

          1.4  Grant Deed.  SELLER's conveyance of the Real Property (other
               ----------
than the BT Lease [as defined in Section 3.1(g)]) shall be made by a grant deed substantially in the form attached hereto as Exhibit "B" (the "Grant Deed").
                                             -----------

          1.5  Assignment of Leases.  SELLER shall assign to BUYER the BT Lease
               --------------------
(as defined in Section 3.1(g)), together with any Approved New Leases (as defined in Section 5.1) (collectively, the "Leases"), such assignment to be made by an Assignment of Lease in the form attached hereto as Exhibit "C" (the
                                                         -----------
"Assignment of Leases"). As part of such assignment, an amount equal to all prepaid rent and any other amounts paid by the tenant under the BT Lease as refundable deposits or applicable to periods occurring after the Closing shall be credited to BUYER as part of the prorations made pursuant to Section 4.5. After the Closing, SELLER shall have the right to collect from the tenants under the Leases all rents or other obligations owed for any period prior to the Closing Date, provided that SELLER shall not seek to terminate any Lease or any tenant's possession of the Property.

          1.6  Bill of Sale.  SELLER's assignment of the Personal Property
               ------------
(except for the Leases, as defined in Section 1.5 and the Contracts, as defined in Section 1.1), if any, shall be by a bill of sale and assignment in the form attached hereto as Exhibit "D" (the "Bill of Sale").
                   -----------

          1.7  Assignment of Contracts; Development Agreement.  Upon the
               ----------------------------------------------
Closing, SELLER shall assign to BUYER (and BUYER shall assume) all of SELLER's right, title and interest, to the extent assignable, under such of the Contracts as BUYER elects no less than five (5) business days before the Closing Date to assume from SELLER pursuant to an assignment and assumption agreement in the form attached hereto as Exhibit "E" (the "Assignment of Contracts"). SELLER
                        -----------
shall cooperate in transitioning to BUYER the services of any consultants that have provided services to SELLER in connection with the Property which BUYER may desire to use following the Closing. In addition to the foregoing, SELLER agrees to assign to BUYER all rights and obligations under the Development Agreement dated October 17, 1985 between the City of Santa Ana and Santa Fe Land Improvement Company recorded January 13, 1986 in the Official Public Records of Orange County, California as Instrument No. 86-015236, as amended by Amendment to Development Agreement recorded December 20, 1995 as Instrument No. 19950567086 (collectively, and as amended to date, the "Development Agreement"), and BUYER agrees to accept such assignment and assume all of SELLER's obligations to be performed thereunder after the Closing. After the Closing, BUYER shall have the right to all benefits derived or attributable from the Development Agreement.

                                  ARTICLE II

                     BUYER'S INVESTIGATION OF THE PROPERTY
                     -------------------------------------

          2.1  Title Report.  BUYER acknowledges that BUYER has received a
               ------------
copy of the title report issued by Chicago Title Company (the "Title Company"), dated as of April 7, 2000, purporting to disclose the condition of title to the Real Property, together with complete and legible copies of all documents of record referenced therein as exceptions (the "Title Report"). In the event the Title Company issues any supplements to the Title Report during the period of the Escrow, BUYER shall have until five (5) business days following delivery of the supplement to approve or disapprove in writing any exception contained therein and not caused or created by BUYER and not disclosed in the Title Report or prior supplement thereto. In the event such supplementation occurs at a time which would not otherwise permit completion of the approval/objection procedure set forth herein prior to the Closing, then the Closing shall be extended for the amount of time necessary to complete the herein-described approval/objection procedure. BUYER shall exercise its rights of approval over supplemental matters under this Section reasonably and in good faith and shall not disapprove of an exception or matter disclosed by a supplement to the Title Report that will not materially interfere with BUYER's use, operation, enjoyment or disposition of the Property. If BUYER fails to disapprove an exception in writing within the time period specified above, the exception or matter shall be deemed to be approved by BUYER; provided, however, all monetary liens or monetary encumbrances against the Property (other than nondelinquent property taxes and assessments) caused or created by SELLER shall be deemed disapproved by BUYER and shall be removed by SELLER as exceptions to title prior to or concurrently with the Closing. If BUYER disapproves of an exception as permitted above, SELLER shall have five (5) days after receipt of BUYER's written disapproval to inform BUYER in writing whether or not SELLER will cause the disapproved exception(s) or matter(s) to be removed on or before the Closing Date. If SELLER does not so inform BUYER that SELLER will cause the removal of the disapproved exception(s) or matter(s), and such previously disapproved exception(s) or matter(s) set forth in the supplement will materially interfere with BUYER's use, operation, enjoyment or disposition of the Property, BUYER shall have the right to terminate this Agreement in writing, on or before five
(5) days after such five (5)-day period, and Escrow shall promptly return the Deposit to BUYER upon confirmation that BUYER has returned the Materials and all third party reports to SELLER, and, in absence of such termination BUYER shall be deemed to have waived its disapproval of the disapproved exception(s) or matter(s) that SELLER has not agreed to remove. BUYER acknowledges that SELLER shall not be obligated to remove any exceptions to title except as provided in this Section. All matters shown in the Title Report and any matters in any supplement thereto not disapproved by BUYER or as to which BUYER is deemed to have waived its disapproval, together with such additional matters as BUYER may approve and all matters that would be disclosed by diligent inspection or survey
of the Property, shall be considered to be "Permitted Exceptions."   BUYER
acknowledges and agrees that nothing in this Agreement shall be construed as a warranty or representation by SELLER concerning SELLER's title to the Property, and SELLER makes no such warranty or representation, and BUYER will be relying solely upon BUYER's Title Policy and BUYER's own investigations respecting the condition of title to the Property.

          2.2  Property Investigation.
               ----------------------

               (a) Continuing Access to Property.  Upon the opening of Escrow,
                   -----------------------------
BUYER shall have the right, at BUYER's sole expense and risk and subject to SELLER's reasonable security restrictions and the rights of tenants and occupants at the Property ("Tenant"), to have its representatives, employees, contractors and agents ("BUYER's Representatives") enter upon the Real Property, at reasonable times after giving at least twenty-four (24) hours' oral or written notice to SELLER, to conduct any and all tests, inspections and studies as BUYER may deem necessary and desirable, provided that (i) such activities shall not impair the current use, operation and maintenance of the Real Property, (ii) at SELLER's option, any such entry shall be in the company of SELLER's representative, (iii) BUYER shall be responsible for any damage caused thereby to any person, property or to the Property, and (iv) all such investigation shall be subject to the later provisions hereof. Notwithstanding the foregoing, BUYER may not perform any invasive testing on the Real Property without SELLER's prior written consent, which consent may be withheld in SELLER's sole and absolute discretion. In no event shall BUYER or any of BUYER's representatives conduct any activities pursuant to this Section, or otherwise, which would in any way disturb any tenant, or communicate with any tenant without SELLER's express written consent and SELLER may have a representative present during any such communication. BUYER agrees to indemnify, defend and hold harmless SELLER from any and all losses, damages, costs, liabilities and expenses, including, without limitation, attorneys' fees, disbursements and court costs reasonably and actually incurred by SELLER, due to any act or omission of BUYER or BUYER's agents, representatives, contractors or subcontractors during any of their entries on the Property either prior to or after the execution of this Agreement; provided, however, that such indemnity shall not include consequential damages (including, but not limited to, lost profits on the loss of value due to the discovery of environmental contamination). BUYER shall cause to be maintained commercial general liability insurance covering each such entry, which insurance may be obtained by BUYER or the contractor or other party making such entry. Such insurance shall provide coverage for such entry in the amount of not less than $2,000,000 for injury or death to any number of persons in any one accident or occurrence, shall name SELLER as an additional insured and shall be issued by an insurance company reasonably acceptable to SELLER. BUYER shall deliver to SELLER certificates of insurance evidencing BUYER's compliance with the provisions of this paragraph. BUYER shall deliver to SELLER a copy of all third party reports, assessments, tests, studies, surveys and appraisals obtained by BUYER with respect to the Property; provided, however, BUYER shall not be required to deliver to SELLER a copy of any third party reports that relate solely to BUYER's intended use of the Property. All information obtained by BUYER shall be kept in strict confidence and shall not be disclosed to any third party without SELLER's prior written consent, except for disclosure on a "need to know" basis to BUYER's attorneys, investors, lenders and other professional consultants; and except as required by law or court order, provided, however, under no circumstances (except as required by law or court order) shall BUYER communicate the results of any geological, hazardous material or environmental inspections or tests to any governmental body, agency or instrumentality having or asserting jurisdiction over the Property without SELLER's prior written consent.

               (b) Review of Documents.  BUYER acknowledges that SELLER has
                   -------------------
delivered or otherwise made available to BUYER the following non-proprietary, non-confidential written materials and documents pertaining to the Property that are in SELLER's possession and control and which have not previously been delivered to BUYER, including: a copy of the BT Lease (as defined in Section 3.1(g)); a copy of the Development Agreement; all photographs, plans, drawings and specifications respecting the Improvements; all environmental studies and reports, soils reports, geotechnical, engineering and architectural studies, surveys, maps and similar data respecting the Property; all service, maintenance, guarantees, warranties, management, lease, occupancy and other agreements pertaining to the operation of the Property; all licenses, permits, approvals, certificates of occupancy and building inspection approvals respecting the Property; and the most recent tax bills and utility bills respecting the Property (collectively, the "Materials"). In the event BUYER learns of a document pertaining to the Property that is not in SELLER's possession or control, upon BUYER's request for such item SELLER will request a copy of the document from the party holding it, provided BUYER pays in advance to SELLER all costs to be incurred in obtaining the document. SELLER agrees to reasonably cooperate and use diligent efforts to obtain the cooperation of its consultants, agents and employees in obtaining any additional information regarding the Property requested by BUYER; provided, however, that such cooperation shall not require SELLER to incur any out-of-pocket costs. BUYER agrees that the Closing shall not be impeded or delayed, as the result of BUYER'S obtaining, failure to obtain or delay in obtaining any documents or materials, unless caused by a material default by SELLER of its obligations set forth in this Section 2.2(b). For a period of one (1) year after the Closing, BUYER shall allow SELLER and its agents and representatives access, without charge, to all files, records and documents delivered to BUYER at or prior to the Closing, upon reasonable advance notice and at all reasonable times, to examine and make copies of any and all such files, records and documents. This right shall survive the Closing.

          2.3  Buyer's Review of the Building.  BUYER has notified SELLER
               ------------------------------
that BUYER has contracted with DASSE to have a structural inspection of the Property performed. BUYER has also notified SELLER that BUYER is confirming that the available facilities within the Building are sufficient for BUYER's proposed use. If, and only if, the results of such inspection and review indicate that BUYER will be unable to use the Property for the purpose which BUYER intends without BUYER making material modifications to the Property, which determination shall be made in good faith, BUYER shall have the right to terminate this Agreement by written notice to SELLER (the "Disapproval Notice") on or before 5:00 p.m. California time, on Wednesday, May 10, 2000, in which event the Deposit with all interest earned shall be returned to BUYER following SELLER's confirmation that all Materials delivered to BUYER and all third party reports obtained by BUYER have been returned to SELLER and Escrow shall be cancelled. If BUYER does not deliver the Disapproval Notice on or before the time set forth in this Section 2.3, BUYER shall be conclusively deemed to have approved the structural report, confirmed that the Building fits BUYER's needs and shall be deemed to have waived its right to terminate this Agreement under this Section 2.3. Except as specifically set forth in this Agreement, BUYER has no other right to terminate this Agreement and receive a refund of the Deposit.

          2.4  Buyer's Due Diligence.  BUYER acknowledges that SELLER has
               ----------------------
provided BUYER and its agents with the Materials and access to the Property and SELLER's files for BUYER's purpose of investigating and conducting due diligence regarding the Property, and that with the exception of the inspection mentioned in Section 2.3 above which is to be completed on or before May 10, 2000, BUYER has had ample opportunity to conduct such investigations and due diligence and has completed all investigations and due diligence as BUYER has desired.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

          3.1  SELLER's Representations and Warranties.  In addition to any
               ---------------------------------------
other representations and warranties of SELLER expressly set forth in this Agreement, SELLER makes the representations and warranties set forth in this Section as of the date of this Agreement. SELLER's allowing the Closing to occur shall constitute additional representations and warranties that the representations and warranties set forth in this Section remain true and correct as of the Closing, except as may be disclosed in writing by SELLER to BUYER prior to the Closing. The truth and accuracy of the representations and warranties made in this Section shall constitute a condition to the Closing solely for BUYER's benefit. As used herein, "to SELLER's knowledge" means to the present, personal, actual, subjective knowledge of Gary A. Powley, Project Manager, who has the most knowledge of the Property and the matters included within SELLER's representations and warranties set forth in this Agreement.

               (a) Litigation.  To SELLER's knowledge, there are no actions,
                   ----------
suits, material claims, legal proceedings or any other proceedings, pending or threatened, at law or in equity before any court or governmental agency which might have a material and adverse affect upon the Property or SELLER's ability to fulfill its obligations pursuant to this Agreement. To SELLER's knowledge, there are no actions, suits, material claims or legal proceedings pending and concerning the Property which were initiated by or against adjoining land owners.

               (b) Bankruptcy.  No attachments or execution proceedings
                   ----------
concerning the Property, and no assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or threatened against SELLER, nor are any of such proceedings contemplated by SELLER, nor has SELLER ever been a debtor under any case commenced under the United States Bankruptcy Code. To SELLER's knowledge, no tenant of the Property is currently a debtor under any case commenced under the United States Bankruptcy Code nor has SELLER received notice of any such filing planned by any tenant of the Property.

               (c) Defaults.  The execution and delivery of this Agreement and
                   --------
the consummation of the transactions contemplated hereby will not result in any breach of the terms of, conditions of, or constitute a default under, any instrument or obligation by which SELLER is bound, or violate any order, writ, injunction or decree of any court in any litigation to which SELLER is a party.

               (d) Governmental Compliance.  No notices of violation of
                   -----------------------
governmental regulations, ordinances or laws relating to the Property currently have been received by SELLER or, to SELLER's knowledge, entered against SELLER, and, to SELLER's knowledge, no such violations exist.

               (e) Organization; Authority.  SELLER is a corporation duly
                   -----------------------
organized and validly existing and in good standing under the laws of California and qualified to do business in California, with full authority to enter into this Agreement and perform its obligations pursuant hereto. SELLER has the requisite right, legal capacity and authority to enter into this Agreement, to perform SELLER's obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and all other agreements, documents and instruments to be executed in connection herewith have been effectively authorized by all necessary corporate action of SELLER, and no other proceedings on the part of SELLER are required to enable SELLER to enter into or to comply with the terms of this Agreement and no other authorizations or approvals of either governmental or quasi-governmental bodies or otherwise, are necessary in order to enable SELLER to enter into or to comply with the terms of this Agreement.

               (f) FIRPTA.  SELLER is not a "foreign person" within the meaning
                   ------
of Section 1445 of the Internal Revenue Code of 1986, as amended.

               (g) Leases.  Except for the Lease dated as of December 31, 1998
                   ------
by and between SELLER, as "Landlord," and Bankers Trust Company of California, N.A., a national banking association, as "Tenant" (the "BT Lease"), to SELLER's knowledge as of the date of this Agreement there are no oral or written leases or occupancy agreements in effect pertaining to the Real Property which will survive the Closing. SELLER has delivered to BUYER a true and correct copy of the BT Lease.

               (h) Condemnation.  There is, to SELLER's knowledge, no pending
                   ------------
condemnation or eminent domain proceeding affecting the Property or any portion thereof.

               (i) SELLER's Indemnity for Breach of Representations and
                   ----------------------------------------------------
Warranties.  SELLER shall indemnify and hold BUYER harmless from and against any
----------
and all claims or liability for bodily injury to or death of any person or damage to any property arising out of any representation or warranty made by SELLER in this Section 3.1 being untrue or incorrect in any respect as of the Closing, except:

     claims and liabilities occasioned in whole or in part by the negligent acts or omissions of BUYER, its agents or employees; or

     claims and liabilities for property damage addressed in Section 2.2(a).

Such indemnity shall include all reasonable costs, attorney's fees and expenses incurred in the defense of any such claim or any action or proceeding brought thereon. This indemnity will be applicable to a claim only if the BUYER:

     notifies SELLER of the claim or liability in writing within sixty (60) days after the BUYER receives notice of the claim or liability;

     permits SELLER to defend or settle against the claim or liability; and

     cooperates with SELLER in any defense of settlement against the claim or liability.

          3.2  BUYER's Representations and Warranties.  In addition to any
               --------------------------------------
other representations, warranties and covenants of BUYER contained in this Agreement, BUYER makes the representations and warranties set forth in this Section as of the date of this Agreement. BUYER's allowing the Closing to occur shall constitute additional representations and warranties that the representations and warranties set forth in this Section remain true and correct as of the Closing, except as may be disclosed in writing by BUYER to SELLER prior to the Closing. The truth and accuracy of the representations and warranties made in this Section shall constitute a condition to the Closing solely for SELLER's benefit.

               (a) Sole Reliance.  Except for reliance upon the express
                   -------------
representations and warranties of SELLER set forth in this Agreement, BUYER is relying solely upon its own inspections, investigations and analyses of the Property in purchasing the Property and is not relying in any way upon any representations, statements, agreements, warranties, studies, reports, descriptions, guidelines or other information or material furnished by SELLER or its representatives, whether oral or written, express or implied, of any nature whatsoever regarding any of the foregoing matters.

               (b) Defaults.  The execution and delivery of this Agreement and
                   --------
the consummation of the transactions contemplated hereby will not result in any breach of the terms of, conditions of, or constitute a default under, any instrument or obligation by which BUYER is bound, or violate any order, writ, injunction or decree of any court in any litigation to which BUYER is a party.

               (c) Litigation.  To BUYER's actual knowledge, there is no suit,
                   ----------
action, arbitration or other legal proceedings pending or threatened which might affect BUYER's ability to perform its obligations hereunder.

               (d) Organization; Authority.  BUYER is a corporation duly
                   -----------------------
organized and validly existing and in good standing under the laws of Delaware and is qualified to do business in California, with full authority to enter into this Agreement and perform its obligations pursuant hereto. BUYER has the requisite right, legal capacity and authority to enter into this Agreement, to perform BUYER's obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and all other agreements, documents and instruments to be executed in connection herewith have been effectively authorized by all necessary corporate action of BUYER, including shareholder consent, if required, and no other proceedings on the part of BUYER are required to enable BUYER to enter into or to comply with the terms of this Agreement, and no other authorizations or approvals of either governmental or quasi-governmental bodies or otherwise, are necessary in order to enable BUYER to enter into or to comply with the terms of this Agreement.

          3.3  Limitation on Enforcement of Rights.  The representations
               ------------------------------------
and warranties of SELLER set forth in Section 3.1 and the representations and warranties of BUYER set forth in Section 3.2 shall survive the Closing, but shall expire on the date one (1) year after the Closing, after which date no action shall be commenced with respect thereto. In the event either party has actual knowledge of any breach of any representation or warranty of the other party prior to the Closing and fails to notify that party thereof in reasonable detail and in writing prior to the Closing, the party with knowledge of such breach shall be deemed to have waived any such breach and shall thereafter be estopped from bringing any action with respect to such breach.

          3.4 "As-Is" Purchase; Environmental Matters; Waiver and Release.
              -----------------------------------------------------------

              (a) As-Is.  Except for the express representations and warranties
                  -----
of SELLER set forth in this Agreement, BUYER represents, warrants, acknowledges and agrees that SELLER has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (i) value of the Property; (ii) the suitability of the Property for any and all activities and uses which BUYER may conduct therefrom or thereon, (iii) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property; (iv) the manner, quality, state of repair or lack of repair of the Property; (v) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology; (vi) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body; (vii) the manner or quality of the construction or materials, if any, incorporated into the Property; (viii) the resources to be derived from the Property or the availability of water or other resources to the Property; (ix) compliance with any environmental protection, pollution or property use laws, rules, regulations, orders or requirements, including but not limited to, the Federal Water Pollution Control Act, the Federal Resource Conservation and Recovery Act, the U.S. Environmental Protection Agency Regulations at 40 C.F.R., Part 261, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resources Conservation and Recovery Act of 1976, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and regulations promulgated under any of the foregoing; (x) the presence or absence of hazardous materials or underground storage tanks at, on, under, or adjacent to the Property; (xi) the content, completeness or accuracy of any materials, documents, title reports or other documents or reports regarding the Property;
(xii) the conformity of any improvements to any plans or specifications for the Property, including any plans and specifications that may have been or may be provided to BUYER; (xiii) the conformity of the Property to past, current or future applicable zoning or other requirements; (xiv) deficiency of any undershoring; (xv) the fact that all or any part of the Property is or may be in any flood plain or flood area; (xvi) deficiency of any drainage; (xvii) the fact that all or a portion of the Property may be located on or near an earthquake fault line or special geological zone; (xviii) the existence of vested land use, zoning or building entitlements affecting the Property; (xix) any claims, causes of action or demands by adjoining land owners; (xx) the impact of, or ability to amend, any easements or other documents referenced in the Title Report or other title reports for the Property; (xxi) the availability of any insurance coverage for any aspect of the Property or any improvement thereon; or (xxii) with respect to any other matter, including any and all such matters referenced, discussed or disclosed in any documents delivered by SELLER to BUYER, in any public records of any governmental agency or entity or utility company, or in any other documents available to BUYER. BUYER further acknowledges and agrees that having been given the opportunity to inspect the Property and conduct tests thereon and review information and documentation affecting the Property, BUYER is relying solely on its own investigation of the Property and review of such information and documentation, and not on any information provided or to be provided by SELLER. BUYER further acknowledges and agrees that any information made available to BUYER or provided or to be provided by or on behalf of SELLER with respect to the Property was obtained from a variety of sources and that SELLER has not made any investigation or verification of such information and makes no representations as to the accuracy or completeness of such information. BUYER fully and irrevocably releases all such sources of information and preparers of information and documentation to the extent such sources or preparers are SELLER or its agents, servants, attorneys, affiliates, successors or assigns (collectively, the "Seller Parties") from any and all claims that they may now have or hereafter acquire against such sources and preparers of information for any costs, loss, liability, damage, expense, demand, action or cause of action arising from such information or documentation. SELLER is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property, or the operation thereof, furnished by any of the foregoing entities and individuals or any other individual or entity. BUYER further acknowledges and agrees that the sale of the Property as provided for herein is made on an "as is" condition and basis with all faults, and that SELLER has no obligation to make repairs, replacements or improvements thereto.

               (b) Environmental Matters.  SELLER shall have no indemnification
                   ---------------------
obligations, at law or in equity, expressed or implied, for any costs or liabilities arising out of or related to the presence, discharge, treatment, recycling, storage, use, transportation, generation, disposal, migration or release of a hazardous or toxic waste, substance or constituent as defined in any applicable federal, state or local law, ordinance or regulation, or any other substance (including, without limitation, any asbestos, asbestos containing materials, polychlorinated biphenyls, oils, petroleum or any fraction thereof, or crude oil or any fraction thereof) (collectively, "Hazardous Materials") on, in, under or from the Property (including, without limitation, all facilities, improvements, structures and equipment thereon and soil and groundwater thereunder). Notwithstanding any other rights provided herein, subsequent to the execution of this Agreement but prior to Closing, BUYER shall have the right at its own expense to conduct an environmental and/or endangered species assessment of the Property, provided that: (a) the proposed scope of the assessment is acceptable to SELLER (in its sole and absolute discretion);
(b) SELLER shall have the right to receive all data generated by this assessment (at no cost to SELLER), to meet with BUYER's consultant upon prior reasonable notice, to receive (at no cost to SELLER) copies of any report provided by BUYER's consultant, and to take and analyze such split samples as SELLER may request; (c) BUYER shall not contact any federal, state or local governmental agency without seven (7) days prior notice to SELLER (except as required by law or court order in which case BUYER shall notify SELLER of such compulsory disclosure); (d) BUYER shall keep any information generated during this assessment as confidential, unless disclosure is required by law or court order, and shall not disclose any such information to any third party, other than BUYER's employees, agents and consultants who have agreed not be disclose any such information and BUYER assumes all liability for any disclosure by its employees, agents and consultants in violation of this provision (except as required by law or court order in which case BUYER shall notify SELLER of such compulsory disclosure) without the prior approval of SELLER, which approval shall be given or withheld within SELLER's subjective judgment; and (e) if the Closing does not occur, all data, notes, documents and reports (including all copies thereof) generated during the assessment shall be promptly provided to SELLER (at no cost to SELLER). Any information, reports, statements, documents or records (collectively "Disclosures") provided or made to BUYER or its consultants by SELLER, its agents, employees or contractors concerning the environmental condition of the Property shall not be representations or warranties. BUYER shall not rely on such Disclosures. BUYER shall rely only on its own, and its consultants' inspection of the Property. Any Disclosures made by SELLER shall be made solely for SELLER's own benefit to facilitate any assessment process, and SELLER shall have no duty or obligation to make any Disclosures to BUYER, other than as required by California law with respect to material facts concerning the Property actually known to SELLER. BUYER agrees that any demolition, clean-up or remedial measures taken by or on behalf of BUYER with regard to the Property, or the soil or groundwater thereunder, including any measure addressing environmental conditions of the Property, or the soil or the groundwater thereunder, prior to the Closing, shall be in accord with all applicable federal, state and local laws and regulations and done in an environmentally sound manner.

               (c) Waiver and Release.  Except for a breach by SELLER of a
                   ------------------
representation or warranty specifically made by SELLER in this Agreement, BUYER and anyone claiming by, through or under BUYER hereby fully and irrevocably releases SELLER and the Seller

Parties from any and all claims that it may now have or hereafter acquire against SELLER or the Seller Parties, and all persons, firms, corporations and organizations acting in its or their behalf for any costs, loss, liability, damage, expenses, demand, action or cause of action arising from or related to any defects, errors, omissions or other conditions, latent or otherwise, including environmental matters, affecting the Property, or any portion thereof, including, without limitation, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601, et seq., as amended and/or the provisions of California Health and Safety Code Section 25100, et seq., as amended, or under any other provision of federal, state or local law, which BUYER had, has or may have, based upon the past, present or future presence, discharge, treatment, recycling, use, migration, storage, generation, release or transportation to or from the Property of any Hazardous Materials or the environmental condition of the Property (including, without limitation, all facilities, improvements, structures and equipment thereon and soil and groundwater thereon). BUYER acknowledges that unknown, unsuspected and/or undiscoverable Hazardous Materials may hereafter be discovered on or about the Property, and BUYER knowingly releases SELLER from any and all liability related thereto. This release includes claims of which BUYER is presently unaware or which BUYER does not presently suspect to exist which, if known by BUYER, would materially affect BUYER's release to SELLER. BUYER hereby agrees, represents and warrants that the matters related herein are not limited to matters which are known, disclosed, suspected or foreseeable, and BUYER hereby waives any and all rights and benefits which it now has, or in the future may have, conferred upon BUYER by virtue of the provisions of Section 1542 of the California Civil Code, which provides:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

BUYER and SELLER specifically acknowledge and agree that each of the foregoing provisions has been specifically negotiated and approved by BUYER and SELLER, that each party has fully read the foregoing, has had an opportunity to discuss all of the foregoing with legal counsel of its choosing and fully understands the legal and practical effect of the foregoing. BUYER's representations and warranties set forth in this Section 3.4 shall survive the Closing.

                                  ARTICLE IV

                                    ESCROW
                                    ------

          4.1  Opening of Escrow.  Within three (3) days after execution of
               -----------------
this Agreement by SELLER and BUYER, SELLER and BUYER shall open an escrow (the "Escrow") with Chicago Title Company, 16969 Von Karman, Irvine, California
92606 Attention: Lorri Beasley (the "Escrow Holder") by delivering a fully executed copy of this Agreement to Escrow Holder. Escrow Holder will execute copies of this Agreement and return fully executed copies hereof to BUYER and SELLER when Escrow has opened. Escrow shall be deemed open upon Escrow Holder's execution hereof (the "Opening of Escrow"). In addition, the parties agree to be bound by the standard escrow General Provisions attached hereto as Exhibit
                                                                      -------
"F".  In the event of any discrepancy between this Agreement and such General
---
Provisions, the provisions of this Agreement shall prevail.

          4.2  Closing of Escrow.  Provided all conditions to the Closing have
               -----------------
been satisfied or waived in writing by the benefited party, the delivery of funds and recordation of documents to be completed by Escrow Holder pursuant to
Section 4.6 (the "Closing") shall occur on or before May 31, 2000 (the "Closing Date"). If the Escrow is not in a condition to close by the agreed Closing Date, Escrow Holder shall continue to comply with the instructions contained herein until a written demand for cancellation of the Escrow has been made by the non-defaulting party or, if neither party is in default, the party for whose benefit any unfulfilled and unwaived condition to the Closing has been created. Escrow Holder shall notify the other party of any such demand and shall immediately cancel the Escrow without any further instructions from any party and return the Deposit to BUYER if BUYER is entitled thereto or release the Deposit to SELLER if SELLER is entitled.

          4.3  Deliveries by BUYER Prior to the Closing.  As a condition to
               ----------------------------------------
the Closing for SELLER's benefit, prior to the Closing BUYER shall deposit or cause to be deposited with Escrow Holder all of the following:

               (a) In immediately available funds, the full portion of the Purchase Price, less the Deposit, required to be delivered pursuant to Sections 1.3(a) and (b), and the amount of costs and prorations, payable by BUYER pursuant to Section 4.5, all of which amounts shall be invested in accordance with instructions from BUYER and at BUYER's sole risk until the Closing Date with all interest to be earned for BUYER's benefit;

               (b) Two (2) counterparts of the Assignment of Lease, as described in Section 1.5, each properly executed by BUYER;

               (c) A counterpart of the 1099 Designation, as described in
Section 4.9, properly executed by BUYER;

               (d) Two (2) counterparts of the Assignment of Contracts, as described in Section 1.7, properly executed by BUYER; and

               (e) All such other documents and instruments as may be reasonably required of BUYER by Escrow Holder to allow the Closing to occur.

          4.4  Deliveries by SELLER Prior to the Closing.  As a condition to
               -----------------------------------------
the Closing for BUYER's benefit, prior to the Closing SELLER shall deposit or cause to be deposited with Escrow Holder all of the following:

               (a) The Grant Deed, as described in Section 1.4, properly executed and acknowledged by SELLER and in recordable form;

               (b) The Bill of Sale, as described in Section 1.5, properly executed by SELLER;

               (c) Two (2) counterparts of the Assignment of Lease, as described in Section 1.5, properly executed by SELLER;

               (d) The Certificate of Non-Foreign Status and Seller's State Tax Withholding Certificate in the forms attached hereto as Exhibit "G", properly
                                                        -----------
executed by SELLER;

               (e) A counterpart of the 1099 Designation, as described in
Section 4.9, properly executed by SELLER;

               (f) Two (2) counterparts of the Assignment of Contracts, as described in Section 1.7, properly executed by SELLER, including a list of any service agreements BUYER wishes, by notice to SELLER given no less than five (5) business days prior to the Closing Date, to assume;

               (g) An executed copy of the BT Lease; and

               (h) All such other documents and instruments as may be reasonably required of SELLER by Escrow Holder to allow the Closing to occur, including any documents necessary to remove any monetary encumbrances from the Title Policy as required by this Agreement.

In addition, upon the Closing SELLER shall deliver directly to BUYER outside of the Escrow all of the Materials, to the extent not previously delivered to BUYER.

          4.5  Costs and Prorations.
               --------------------

               (a) Escrow and Title Fees.  BUYER and SELLER shall each pay one-
                   ---------------------
half of the Escrow Holder's fee. SELLER shall pay all recording and filing costs, the documentary transfer taxes and the cost of performing any of SELLER's other obligations pursuant to this Agreement. SELLER shall pay the premium for issuance of a CLTA owner's policy of title insurance in the amount of the Purchase Price and the cost of performing any of SELLER's other obligations pursuant to this Agreement. BUYER shall pay the excess cost of having the Title Policy, as described in Section 4.8, issued with extended coverage over the cost of a standard coverage CLTA policy, the cost of any title endorsements requested by BUYER, the cost of any survey of the Real Property required by BUYER or the Title Company, the cost of any sales taxes and the cost of performing any of BUYER's other obligations pursuant to this Agreement. All other costs or expenses not otherwise provided for in this Agreement shall be apportioned or allocated on an accrual basis between BUYER and SELLER in the manner customary in Orange County, California.

               (b) Proration Schedules.  BUYER and SELLER shall prepare and
                   -------------------
deliver to Escrow Holder a proration schedule calculated as of 11:59 p.m. on the day preceding the Closing Date. The proration schedule shall include prorations of the following:

                   (i) All current real property taxes and all payments on general and special bonds and assessments on the Property shall be prorated through Escrow between BUYER and SELLER as of Closing based upon the latest available tax information, using customary escrow procedures; and

                   (ii) Rental and other charges payable by the tenants under the Leases.

All accrued rents and other sums received by BUYER under the Leases on or after the Closing Date for rent or other obligations owed for any period prior to the Closing Date shall be paid by BUYER to SELLER after first paying to BUYER any amounts owed under the BT Lease for any period after the Closing which are then due and owing. This provision shall survive the Closing. BUYER shall be credited on the proration statement with all refundable deposits held by SELLER under the Leases. All prorations shall be based on the actual number of days elapsed in a 365-day year.

               (c) Expenses of the Property.  SELLER shall pay all utility
                   ------------------------
payments, payments under all service agreements and other costs and expenses pertaining to the use or operation of the Property ("Recurring Cost") attributable to the period prior to the Closing Date, and BUYER shall pay all such costs and expenses attributable to the period on or after the Closing Date; provided, however, that BUYER shall not be responsible for payments under any service agreement or other contract it does not assume (including any leasing commissions payable in connection with the Leases on extensions or renewals exercised or entered into after the Closing). In the event any billing for a Recurring Cost covers both Seller's ownership period and Buyer's ownership period, such Recurring Costs shall be prorated between BUYER and SELLER upon the Closing on a per-diem basis. All other costs or expenses not otherwise provided for in this Agreement shall be apportioned or allocated on an accrual basis between BUYER and SELLER in the manner customary in Orange County, California.

               (d) Survival.  The provisions of this Section 4.5 shall survive
                   --------
the Closing.

          4.6  Recordation of Documents and Delivery of Purchase Price and
               -----------------------------------------------------------
Documents.  When all required funds and instruments have been deposited into
---------
Escrow by the appropriate parties and when all other conditions to Closing have been fulfilled, Escrow Holder shall cause the Grant Deed to be recorded in the Official Records of Orange County, California, and deliver (i) to SELLER, the Purchase Price (less prorations provided for herein and charges payable by SELLER hereunder), a conformed copy of the recorded Grant Deed, a counterpart of the 1099 Designation, a counterpart of the Assignment of Leases and Assignment of Contracts and a photocopy of the Title Policy, and (ii) to BUYER, a conformed copy of the recorded Grant Deed, a counterpart of the 1099 Designation, the Bill of Sale, an executed copy of the BT Lease, a counterpart the Assignment of Leases and Assignment of Contracts, the certificates described in Section 4.4(d) and the Title Policy. SELLER shall deliver possession of the Property to BUYER at Closing.

          4.7  Title Policy.  It shall be a condition to the Closing that the
               ------------
Title Company be irrevocably prepared or committed to deliver to BUYER a Standard Coverage form ALTA Owner's Policy of Title Insurance dated as of Closing, insuring BUYER in an amount equal to the Purchase Price and showing title vested in BUYER subject only to the Title Company's standard printed exclusions and exceptions and the Permitted Exceptions (the "Title Policy"). BUYER may at its sole cost and expense arrange with the Title Company to have the Title Policy issued in such modified form (such as ALTA Extended Coverage) and with such endorsements as BUYER may desire, provided that such arrangements shall not constitute a condition to, or impede or delay, the Closing. In that regard, if BUYER desires a survey of the Property, BUYER shall obtain same (and deliver to SELLER a copy of same) at least ten (10) days prior to the Closing Date.

          4.8  Termination.  If BUYER or SELLER elects to terminate this
               -----------
Agreement as permitted pursuant to this Agreement, such terminating party shall send written notice thereof to the other party and may send written demand to Escrow Holder for cancellation of the Escrow. Upon receipt of such demand, Escrow Holder shall return all funds deposited into Escrow to the party entitled and any documents held by Escrow Holder to the party depositing same. If (a) BUYER is permitted to terminate this Agreement, and (b) in accordance with the provision of this Agreement allowing such termination is entitled to a refund of the Deposit, the Deposit will be refunded pursuant to the provisions of the applicable Section of this Agreement. In the event that the Escrow shall fail to close by reason of the default of SELLER under this Agreement, SELLER shall be liable for all escrow cancellation charges. In the event that the Escrow shall fail to close for any other reason, BUYER shall be liable for all escrow cancellation charges. Upon any termination of this Agreement, BUYER shall return to SELLER all originals and copies of any studies, reports and other documents previously supplied to BUYER by SELLER, prior to SELLER giving Escrow Holder authorization to release any Deposit or documents to which BUYER is entitled.

          4.9  IRS Form 1099-B.  For purposes of complying with Section 6045
               ---------------
of the Code, as amended by Section 1521 of the Code, Escrow Holder shall be deemed the "person responsible for closing the transaction," and shall be responsible for obtaining the information necessary to file with the Internal Revenue Service Form 1099-B, "Statement for Recipients of Proceeds From Real Estate, Broker and Barter Exchange Transactions." In connection therewith, SELLER, BUYER and Escrow Holder shall execute a written designation in the form attached hereto as Exhibit "H" the ("1099 Designation").
                   -----------

                                   ARTICLE V

                     OTHER AGREEMENTS OF SELLER AND BUYER
                     ------------------------------------

          5.1  Operation of Property.  Until the Closing or termination of
               ---------------------
this Agreement, SELLER shall operate the Property in the ordinary course of business and shall maintain the Property consistent with existing practices. SELLER shall not enter into any new leases of the Property or any service agreements that will affect the Property after the Closing, or renew, extend or terminate any Lease without the prior written consent of BUYER. All new leases or renewals, extensions or modifications of the existing Leases entered into in accordance with the immediately preceding sentence shall be considered to be "Approved New Leases" for the purposes of this Agreement. SELLER shall not make any material alterations to the Property or permanently remove any of the Property, without the prior written consent of BUYER. If, as to approval under this Section, BUYER fails to notify SELLER of its approval or disapproval (with specificity as to the basis for such disapproval) within five (5) business days after the date SELLER gives written notice of any proposed service agreement, Lease, alteration or removal, BUYER shall be deemed to have disapproved such proposed service agreement, Lease, alteration or removal. Nothing contained herein shall restrict the right of SELLER to enter into any new service agreement or extend or renew any service agreement so long as such agreement can be terminated without penalty or payment on or before the Closing. Until the Closing or termination of this Agreement, SELLER agrees, subject to Section 5.2, at its sole cost and expense, to (i) keep all existing insurance policies covering the Property or any portion thereof in full force and effect, (ii) use diligent efforts to keep in full force and effect and renew, as necessary, all licenses and permits relating to the Property, and (iii) use diligent efforts to provide all services and to continue to operate, manage and maintain the Property in such condition so that, to the extent reasonably possible, the Property shall be in the condition on the Closing as required by this Agreement, reasonable wear and tear excepted.

          5.2  Estoppel Certificate.  SELLER shall use diligent efforts to
               --------------------
obtain and deliver to BUYER from the tenant under the BT Lease prior to the Closing Date an estoppel certificate substantially in the form attached hereto as Exhibit "I" (the "Estoppel Certificate"), dated no earlier than sixty (60)
   -----------
days prior to the Closing Date. In the event SELLER is unable to obtain the Estoppel Certificate, SELLER may deliver to BUYER a substitute estoppel certificate substantially in the form of Exhibit "I" as to the BT Lease. SELLER
                                         -----------
shall indemnify, defend and hold BUYER free and harmless from and against any costs, damages, expenses or losses which BUYER may sustain as a result of the inaccuracy, if any, of the information included within any such substitute estoppel certificate executed by SELLER. The provisions of this Section 5.2 shall survive until the earlier of (a) BUYER's receipt of an Estoppel Certificate executed by the tenant under the BT Lease, or (b) three (3) months following the Closing.

          5.3  Further Documents and Acts.  Each of the parties hereto agrees
               --------------------------
to cooperate in good faith with each other, and to execute and deliver such further documents and perform such other acts as may be reasonably necessary or appropriate to consummate and carry into effect the transactions contemplated under this Agreement.

          5.4  Damage and Destruction; Condemnation.  SELLER shall notify
               ------------------------------------
BUYER immediately of the occurrence of any damage to or destruction of the Property, or the institution or maintenance of any condemnation or similar proceedings with respect to the Property. In the event of any damage to or destruction of the Property for which the cost to repair exceeds One Hundred Thousand Dollars ($100,000), or which is not fully covered by insurance (subject to customary deductibles) and SELLER does not agree, within seven (7) days after the occurrence of any such damage or destruction, to repair or restore the Property to its preexisting condition and complete such repair or restoration prior to the Closing, or in the event any condemnation or similar proceedings are instituted or maintained with respect to a material portion of the Property, BUYER at its option either (i) may terminate this Agreement and receive the Deposit, or (ii) may consummate the transaction contemplated by this Agreement. In all other events of damage, destruction or condemnation, or in the event that BUYER elects to consummate the purchase pursuant to clause (ii) immediately above, all insurance or condemnation proceeds collected in connection with such damage or destruction or proceedings (excluding business interruption, rental loss and similar proceeds attributable to periods prior to the Closing Date) shall be delivered to BUYER upon the Closing, and BUYER shall receive a credit against the Purchase Price in the amount of the deductible amount under SELLER's insurance to be applied against the loss (unless SELLER has paid such deductible amount prior to the Closing). All entitlement to all additional insurance or condemnation proceeds arising out of such damage or destruction or proceedings (excluding business interruption, rental loss and similar proceeds attributable to periods prior to the Closing Date) shall be assigned by SELLER to BUYER upon the Closing. Nothing contained herein shall obligate SELLER to repair or restore the Property in the event of any damage or destruction of the Property.

          5.5  Mutual Notification of Change in Conditions.  Each party shall
               -------------------------------------------
promptly notify the other of any material change in any condition with respect to the Property or of any event or circumstance which makes any representation or warranty of such party under Article III untrue or misleading, or any covenant of such party under this Agreement incapable or less likely of being performed, it being understood that such party's obligation to provide notice to the other party shall in no way relieve such party of any liability for a breach by such party of any of such party's representations, warranties or covenants under this Agreement.

          5.6  Assignment.  BUYER shall not have the right to assign this
               ----------
Agreement without the prior written consent of SELLER, which consent may be withheld by SELLER in its sole and absolute discretion, to any person or entity other than to an entity controlling, controlled by or under common control with BUYER or any partnership in which any of the foregoing is a general partner or a limited liability company in which any of the foregoing is a manager or managing
member (an "Affiliate").   No assignment of this Agreement shall relieve BUYER
from its obligations hereunder. Any purported assignment of this Agreement in violation of this Section shall be null and void and shall constitute an uncurable default under this Agreement.

          5.7  SELLER's Right to Receive Certain Proceeds of BUYER's Resale of
               ---------------------------------------------------------------
the Property.  In the event that BUYER or any Affiliate shall sell, transfer or
------------
convey (collectively, "Transfer") the Property or any portion thereof or enter into a long-term master lease (as defined below) to any person or entity other than an Affiliate, or enter into written binding or nonbinding letters of intent to do so signed by both the BUYER and the potential buyer or lessee, and setting forth a purchase price or master lease rent and term and such transaction is consummated, within thirty-six months after the Closing Date, then upon and subject to the consummation of such Transfer or lease, BUYER shall pay to SELLER fifty percent (50%) of the gross proceeds of any such

Transfer in excess of an amount equal to the per-square-foot Purchase Price of Property plus the cost per square foot of any transaction costs incurred by BUYER for the transfer, including any real estate commissions paid by BUYER in connection with the Transfer, up to a maximum amount equal to eight percent (8%) of the gross sales price or eight percent (8%) of the total lease payments, as applicable, and capital costs incurred by BUYER in connection with improving the Property prior to the Transfer or within the first twelve (12) months following the Transfer multiplied by the number of gross square feet of Property included within such Transfer. In the event BUYER enters into a long-term master lease of the Property as aforesaid, the total consideration payable under said master lease shall be discounted to the present value as of the rent commencement date, utilizing a discount rate equal to nine percent (9%) per annum, and the present value as so computed shall be utilized for purposes of determining SELLER's entitlement (if any) to fifty percent (50%) of the gross consideration to be received under such master lease in excess of said per-square-foot Purchase Price (plus the transaction and capital costs referred to above) multiplied by the number of gross square feet of Property subject to such long term lease) ("SELLER Reserved Profit Participation"). SELLER's pro-rata entitlement to the SELLER Reserved Profit Participation shall be determined and paid immediately at the closing of each such Transfer or execution of each such long-term master lease. SELLER's rights hereunder shall be shown as an exception to title (and are hereby agreed by BUYER to be a Permitted Exception) and shall be recorded with the Grant Deed. For purposes of this Section 5.7, a long-term master lease is a lease of at least 40% of the rentable area of the Property to a single lessee with a term of at least 25 years, including options.

          This Section 5.7 does not apply to any financing, refinancing or sale and leaseback of 40% or more of the Property. A lender or purchaser at a foreclosure sale or transfer or deed in lieu under a mortgage or deed of trust
shall take free of this Section 5.7.   The payment obligation in this Section
5.7 is a one-time obligation as to any particular portion of the Property (except that transfers to Affiliates of BUYER shall not extinguish this obligation), and terminates as to all or the applicable portion of the Property upon the occurrence of any of the following: any payment with respect thereto as provided above (except in connection with transfer to Affiliates of BUYER); upon any sale and conveyance or long-term master lease in which the gross proceeds are not sufficient to trigger a payment as set forth above (except in connection with transfers to Affiliates of BUYER); upon any other sale, conveyance or master lease that does not trigger a payment to SELLER; and, in any event, upon the expiration of the 24-month period provided above. From time to time as the payment obligation under this Section 5.7 is terminated as to portions of the Property, at BUYER's request, SELLER shall execute and deliver to BUYER an instrument that releases such portions of the Property from this Section 5.7 and the related exception in the Grant Deed. Such instrument shall operate to release the applicable portion of the Property in the same manner as the Final Release (described below); provided, however, until the Final Release is delivered as provided below, no instrument as described in the immediately preceding sentence shall be executed with respect to any sale, master lease, conveyance or other disposition of any portion of the Property to an Affiliate of BUYER.

          At the Closing, SELLER will place in escrow with the Escrow Holder (a) an executed and properly acknowledged instrument ("Final Release") effective to terminate of record the exception related to this provision set forth in the Grant Deed, which shall forever release and discharge the Property from this
Section 5.7 and the related exception in the Grant Deed, to the effect that neither this Section 5.7 nor the related exception in the Grant Deed shall constitute an encumbrance, restraint, or other restriction or condition on the Property or the proceeds thereof or shall be binding in any way on any grantee, tenant, mortgagee or other holder of any interest in the

Property or any portion thereof, any claim with respect thereto being solely against the BUYER; together with (b) a joint instruction letter by SELLER and BUYER to Escrow Holder directing the Escrow Holder to record such instrument after the 24-month period described above and 10 days after receipt by SELLER and Escrow Holder of an affidavit executed by BUYER certifying that as of the end of such 24-month period that there are no outstanding amounts that are then payable under this Section 5.7 that have not been placed in escrow and that SELLER has been given a copy of the affidavit at least 10 days before the date the Escrow Holder is to record the Final Release.

          5.8  Post-Closing Cooperation.  Upon BUYER's request, provided there
               ------------------------
is no cost to SELLER and an unreasonable amount of SELLER's time is not required, for a period of twelve (12) months after the Closing, SELLER shall reasonably (a) cooperate with BUYER in obtaining permits, licenses, authorizations or other governmental approvals necessary for the development of BUYER's use of the Property; and (b) cooperate and consult with BUYER and BUYER's designated accountants and attorneys in interpreting and auditing the Materials.


                                  ARTICLE VI

                                   REMEDIES
                                   --------

          6.1  Time of Essence.  Time is of the essence of every provision of
               ---------------
this Agreement of which time is an element.

          6.2  Remedies for SELLER's Defaults.  If SELLER commits any default
               ------------------------------
under this Agreement which is not cured within five (5) business days after notice of such default from BUYER to SELLER, BUYER may pursue any rights or remedies that it may have under applicable law, including the right to terminate this Agreement and receive a refund of the Deposit or sue for damages or to seek specific performance.

          6.3  BUYER's Failure.  SELLER AND BUYER ACKNOWLEDGE THAT SUBSTANTIAL
               ---------------
DAMAGES WILL BE SUFFERED BY SELLER IN THE EVENT THAT THE CLOSING SHOULD FAIL TO OCCUR DUE TO A DEFAULT BY BUYER UNDER THIS AGREEMENT. WITH THE UNPREDICTABLE STATE OF THE ECONOMY AND OF GOVERNMENTAL REGULATIONS, THE FLUCTUATING MARKET FOR REAL ESTATE AND REAL ESTATE LOANS OF ALL TYPES, AND OTHER FACTORS WHICH DIRECTLY AFFECT THE VALUE AND MARKETABILITY OF THE PROPERTY, THE PARTIES REALIZE THAT IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE, IF NOT IMPOSSIBLE, AS OF THE SIGNING OF THIS AGREEMENT, TO ASCERTAIN WITH ANY DEGREE OF CERTAINTY THE EXTENT OF DAMAGES TO SELLER IN THE EVENT THE CLOSING FAILS TO OCCUR DUE TO BUYER'S DEFAULT. THE PARTIES HEREBY AGREE THAT A REASONABLE ESTIMATE OF SUCH DAMAGES IS THE AMOUNT OF THE DEPOSIT. ACCORDINGLY, IF THE CLOSING FAILS TO OCCUR DUE TO ANY DEFAULT BY BUYER, SELLER SHALL BE ENTITLED TO RETAIN THE DEPOSIT (BUT NOT ANY ACCRUED INTEREST THEREON) AS SELLER'S SOLE AND EXCLUSIVE REMEDY FOR SUCH
DEFAULT.   NOTHING CONTAINED IN THIS SECTION SHALL LIMIT SELLER'S RIGHT TO
RECOVERY UNDER

ANY INDEMNIFICATION PROVISIONS OF THIS AGREEMENT OR RECOVERY OF ATTORNEYS FEES AND OTHER COSTS UNDER THIS AGREEMENT.

          ________________               _________________
          BUYER's Initials               SELLER's Initials


                                  ARTICLE VII

                           MISCELLANEOUS PROVISIONS
                           ------------------------

          7.1  Waiver and Consent.  Each provision of this Agreement to be
               ------------------
performed by either party shall be deemed both a covenant and a condition and shall be a material consideration for the other party's performance hereunder, and any breach thereof by either party shall be deemed a material default hereunder. Either party may specifically and expressly waive in writing any portion of this Agreement or any breach thereof, but no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. No waiver or consent shall be implied from silence or any failure of a party to act, except as otherwise specified in this Agreement.

          7.2  Attorneys' Fees.  In the event any action or proceeding is
               ---------------
instituted between SELLER, BUYER or Escrow Holder in connection with this Agreement, then as between BUYER and SELLER the prevailing party shall be entitled to recover from the losing party all of its costs and expenses, including, without limitation, court costs, costs of appeals, attorneys' fees and disbursements actually and reasonably incurred.

          7.3  Broker's Commission.  Except for Cushman Realty
               -------------------
Corporation/Legacy Partners Commercial, Inc., to whom SELLER shall pay a commission, if, and only if, the Closing occurs, pursuant to a separate written agreement, and except for The Staubach Company, to whom SELLER shall pay a commission, if, and only if, the Closing occurs, pursuant to a separate written agreement, SELLER represents and warrants to BUYER and BUYER represents and warrants to SELLER that no other broker or finder has been engaged by SELLER or BUYER, respectively, in connection with any of the transactions contemplated by this Agreement, and that no broker or finder is in any way connected with any of such transactions. In the event of any claim for broker's or finder's fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, BUYER shall indemnify, hold harmless and defend SELLER from and against such claim if it shall be based upon any statement or representation or agreement made by BUYER, and SELLER shall indemnify, hold harmless and defend BUYER from and against such claim if it shall be based upon any statement, representation or agreement made by SELLER. The provisions of this Section 7.3 shall survive the Closing.

          7.4  Notices.  Any notice, demand, approval, consent, or other
               -------
communication required or permitted hereunder or by law shall be validly given or made only if in writing, properly sent by mail, courier or telecopy, and addressed to the party for whom intended, as follows:

     If to SELLER:  Boeing Realty Corporation
                    4060 Lakewood Boulevard
                    6th Floor
                    Long Beach, California 90808-1700
                    Attn:  Mark Villagomez
                    Telephone:  (562) 627-3254
                    Telecopy:  (562) 627-3109

     With a copy    Hewitt & McGuire, LLP
     to:            19900 MacArthur Blvd., Suite 1050
                    Irvine, California  92612
                    Attn:  Dean Dunn-Rankin
                    Telephone:  (949) 798-0500
                    Telecopy:  (949) 798-0511

     If to BUYER:   Powerwave Technologies, Inc.
                    2026 McGaw Avenue
                    Irvine, California  92614
                    Attn:  Kevin T. Michaels, Chief Financial Officer
                    Telephone:  (949) 809-1608
                    Telecopy:  (949) 757-6675

     With a copy    Stradling Yocca Carlson & Rauth
     to:            660 Newport Center Drive, Suite 1600
                    Newport Beach, California  92660
                    Attn:  Richard T. Needham
                    Telephone:  (949) 725-4188
                    Telecopy:  (949) 725-4100

     If to Escrow   Chicago Title Company
     Holder:        16969 Von Karman
                    Irvine, California  92606
                    Attn:  Lorri Beasley
                    Telephone:  (949) 263-2544
                    Telecopy:  (949) 752-8043

Any party may from time to time, by written notice to the other, designate a different address which shall be substituted for that specified above. Each such notice, demand, approval, consent, or other communication shall be deemed effective and given (i) five (5) business days after deposit in the United States mail, if sent by certified mail with postage prepaid, return receipt requested, or (ii) upon receipt if delivered or sent in any other way. BUYER and SELLER hereby agree that notices may be given hereunder by the parties' respective counsel and that, if any communication is to be given hereunder by BUYER's or SELLER's counsel, such counsel may communicate directly with all principals as required to comply with the provisions of this Section.

          7.5  Gender and Number.  In this Agreement (unless the context
               -----------------
requires otherwise), the masculine, feminine and neuter genders and the singular and the plural shall be deemed to include one another, as appropriate.

          7.6  Entire Agreement.  This Agreement and its exhibits constitute
               ----------------
the entire agreement between the parties hereto pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions thereof. All prior agreements, representations, negotiations and understandings of the parties hereto, oral or written, express or implied, are hereby superseded by and merged into this Agreement.

          7.7  Captions.  The captions used herein are for convenience only
               --------
and are not a part of this Agreement and do not in any way limit or amplify the terms and provisions hereof. All uses of the words "Article(s)" and "Section(s)" in this Agreement are references to articles and sections of this Agreement, unless otherwise specified.

          7.8  Governing Law.  This Agreement shall be governed by and
               -------------
construed under the laws of the State of California.

          7.9  Invalidity of Provision.  If any provision of this Agreement as
               -----------------------
applied to either party or to any circumstance shall be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same shall in no way affect (to the maximum extent permissible by law) any other provision of this Agreement, the application of any such provision under circumstances different from those adjudicated by the court, or the validity or enforceability of this Agreement as a whole.

          7.10  Amendments.  No addition to or modification of any provision
                ----------
contained in this Agreement shall be effective unless fully set forth in a writing signed by both BUYER and SELLER.

          7.11  Counterparts.  This Agreement may be executed in one or more
                ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

          7.12  Survival of Covenants.  All covenants set forth in this
                ---------------------
Agreement and not required by this Agreement to be performed prior to the Closing shall survive the Closing.

          7.13  Successors and Assigns.  This Agreement shall be binding upon,
                ----------------------
and shall inure to the benefit of, the successors (by merger or dissolution) and permitted assigns of the parties. Except to the extent specifically described in this Section, there are no third party beneficiaries to this Agreement.

          7.14  Objective Construction.  This Agreement reflects the
                ----------------------
negotiated agreement of the parties. Accordingly, this Agreement shall be construed as if both parties jointly prepared this Agreement and no presumption against one party or the other shall govern the interpretation or construction of any of the terms of this Agreement.

          7.15  Marketing; Back-up Offers.  Subject to Section 5.1 above, SELLER
                -------------------------
shall have the right to market the Property for sale or lease and negotiate and accept back-up offers. SELLER shall notify BUYER prior to taking such actions.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written, and such date shall be considered for all purposes to be the date of this Agreement.

                              SELLER:

                              BOEING REALTY CORPORATION, a
                              California corporation


                              By:    /s/ STEPHEN J. BARKER
                                     ___________________________________
                              Name:  Stephen J. Barker
                                     ___________________________________
                              Title: Director Business Operation
                                     ___________________________________


                              BUYER:

                              POWERWAVE TECHNOLOGIES, INC., a
                              Delaware corporation


                              By:    /s/ KEVIN T. MICHAELS
                                     ___________________________________
                              Name:  Kevin T. Michaels
                                     ___________________________________
                              Title: Chief Financial Officer
                                     ___________________________________


                              By:
                                     ___________________________________
                              Name:
                                     ___________________________________
                              Title:
                                     ___________________________________

The undersigned Escrow Holder hereby certifies that Escrow opened as of May 15, 2000 as Escrow No. 203023-115-1919. The undersigned Escrow Holder agrees to act as Escrow Holder pursuant to the terms of this Agreement.

                              CHICAGO TITLE COMPANY


                              By:    /s/ LORRI BEASLEY
                                     ___________________________________
                              Name:  Lorri Beasley
                                     ___________________________________
                              Title: Senior Commercial Escrow Officer
                                     ___________________________________

                               LIST OF EXHIBITS


EXHIBIT A      DESCRIPTION OF REAL PROPERTY

EXHIBIT B      GRANT DEED

EXHIBIT C      ASSIGNMENT AND ASSUMPTION OF LEASE

EXHIBIT D      BILL OF SALE AND GENERAL ASSIGNMENT

EXHIBIT E      ASSIGNMENT AND ASSUMPTION OF CONTRACTS

EXHIBIT F      ESCROW GENERAL PROVISIONS

EXHIBIT G      CERTIFICATE OF NON-FOREIGN STATUS

EXHIBIT H      1099 DESIGNATION

EXHIBIT I      ESTOPPEL CERTIFICATE

EXHIBIT J      LIST OF TANGIBLE PERSONAL PROPERTY

EXHIBIT K      LIST OF CONTRACTS

                                  EXHIBIT "A"
                                  -----------

                         DESCRIPTION OF REAL PROPERTY
                         ----------------------------

PARCEL A:

PARCELS 5 AND 6, IN THE CITY OF SANTA ANA, COUNTY OF ORANGE, STATE OF CALIFORNIA, RECORDED IN BOOK 307 PAGES 40 THRU 46 INCLUSIVE OF PARCEL MAPS, RECORDS OF SAID COUNTY.

EXCEPTING ALL OIL, GAS AND OTHER HYDROCARBON AND MINERAL SUBSTANCES LYING NOT LESS THAN FIVE HUNDRED (500) FEET BELOW THE SURFACE OF SAID REAL PROPERTY, PROVIDED THAT GRANTOR, ITS SUCCESSORS AND ASSIGNS, SHALL NOT HAVE THE RIGHT TO GO UPON THE SURFACE OF SAID REAL PROPERTY FOR THE PURPOSE OF EXTRACTING SAID OIL, GAS OR OTHER HYDROCARBON AND MINERAL SUBSTANCES, NOR FOR ANY PURPOSE IN CONNECTION THEREWITH, BUT SHALL HAVE THE RIGHT TO EXTRACT AND REMOVE SAID OIL, GAS AND OTHER HYDROCARBON AND MINERAL SUBSTANCES BY MEANS OF SLANT-DRILLED WELLS LOCATED ON ADJACENT OR NEARBY LAND, OR BY ANY OTHER MEANS WHICH SHALL NOT REQUIRE ENTRY UPON THE SURFACE OF SAID REAL PROPERTY BY INSTRUMENT RECORDED BY SANTA FE LAND IMPROVEMENTS COMPANY, A CORPORATION ON SEPTEMBER 17, 1985 AS INSTRUMENT NOS. 85-353684 AND 85-353685 OF OFFICIAL RECORDS.

PARCEL B:

EASEMENTS FOR INGRESS AND EGRESS AS DESCRIBED IN THAT CERTAIN RESERVATION AND GRANT OF EASEMENTS AND EASEMENT AGREEMENT RECORDED MAY 7, 1998 AS INSTRUMENT NO. 19980279126, OFFICIAL RECORDS AND RE-RECORDED JULY 16, 1998 AS INSTRUMENT NO. 19980157066, OFFICIAL RECORDS.

PARCEL C:

EASEMENTS FOR INGRESS AND EGRESS AS DESCRIBED IN THAT CERTAIN DECLARATION AND AGREEMENT OF COVENANTS, EASEMENT RIGHTS, AND MAINTENANCE OBLIGATIONS RECORDED JUNE 23, 1999 AS INSTRUMENT NO. 19990466463, OFFICIAL RECORDS.